Exhibit 10.14

Merisant Company 2 SARL

Avenue Jean-Jacques Rousseau 7

2000 Neuchâtel

Switzerland

January 25, 2016

Albert Manzone

Dorfstrasse 3

Ch-8802 Kilchberg

Albert:

We are pleased to extend to you an offer of employment with Merisant Company 2 SARL (the “Employer”). You will be employed as Chief Executive Officer of the Employer and of Flavors Holdings Inc. (the “Company”) on the following terms:

•	This letter agreement is entered into for an indefinite term. Your starting date will be February 1, 2016.

•	The employment relationship may be terminated by either party upon 2 months’ written notice, effective as of the end of the month. For the avoidance of doubt, the notice period shall not exclude the payment of any severance pursuant to the paragraphs below of this letter agreement.

•	Your base salary will be paid at the rate of CHF 500,000 per year (“Base Salary”), subject to appropriate tax withholdings and deductions, payable in accordance with the Employer’s normal payroll cycle. Your Base Salary includes all compensation for overtime as well as a representation allowance of CHF 1,250 per month. The board of the Company (the “Board”) will review your Base Salary for increase on no less than an annual basis.

•	After the end of each calendar year in which you arc employed, you will be eligible for a discretionary bonus based on performance to budget of the Employer and the Company and such other performance metrics that may be set annually, with a bonus target amount of 100% of your then current Base Salary and with the potential to achieve greater than target payout based on greater than target performance. Final determination of the year-end bonus is in the sole discretion of the Board and will be paid no later than March 15th of the immediately following year. For purposes of your 2016 annual bonus, you will be entitled to a full annual bonus (i.e., no pro-ration), and the amount of your 2016 annual bonus will be no less than CHF 250,000.

•	You and the Company shall negotiate in good faith with respect to the implementation of a long term incentive plan award (“LTIP Award”) with an annual target payment of CHF 500,000 and potential for an annual maximum bonus payment of no less than CHF 1,000,000. The terms and conditions of the LTIP Award will be communicated to you by the Employer. You will be granted a new LTIP Award each year which will have a three year vesting period, so that the first such grant will vest on December 31, 2018, and be payable no later than March 15, 2019 during the normal bonus payment cycle. The LTIP Award will be principally based on the EBITDA performance of the Company and will have upside and downside based on the Company’s financial performance. The terms of the LTIP Award are subject to definitive documentation, it being understood that the terms of such definitive documentation will supersede this paragraph. The LTIP shall be subject to a double trigger change of control provision (i.e., LTIP Award shall accelerate in the event of a termination within 12 months of a change of control).

•	You and the Employer shall each pay half of the contributions which are owed as a matter of law for AVS (Old Age and Survivors’ Insurance), AI (Invalidity Insurance), APG (Loss of Earnings Insurance) and AC (Unemployment Insurance). Your contributions will be deducted by the Employer from your monthly gross salary.

•	You will participate in the Employer’s pension plan. The contributions and the benefits are determined by the rules and regulations of the pension plan, as amended from time to time. Your contributions will be deducted by the Employer from your monthly gross salary.

•	You will be insured against occupational as well as non-occupational accidents. The contributions for the non-occupational accident insurance shall be paid by you. The Employer may deduct your contributions from your monthly gross salary.

•	In case you are not able to perform your duties under this letter agreement due to illness, you will receive your salary according to the terms and conditions of the insurance for loss of earnings due to illness.

•	You will be eligible to receive a health insurance allowance in accordance with the Employer’s policy.

•	You will be entitled to 28 paid holiday days per working year.

•	The Employer’s benefit programs are described in separate official plan documents, the terms of which govern these benefits.

•	You will be provided a car allowance consistent with Employer’s policy.

•	If you do not receive your Oettinger Davidoff bonus of CHF 133,000 for 2015 on or before March 31, 2016, the Employer will make you whole for that missed payment on or before April 30, 2016.

•	You and the Employer will discuss the appropriate location for you and your family. If you and the Employer mutually agree to relocate you and your family to the Chicago or New York City metropolitan area, the Employer will pay or reimburse you on a tax neutral basis for reasonable and documented moving expenses from Zurich to the Chicago or New York City metropolitan area in accordance with the Company’s executive relocation policy (including, but not limited to travel expenses for you and your family and miscellaneous expenses incurred in connection with such relocation).

•	In the event of a termination by the Employer without “cause”, excluding death or disability, or by you for “good reason”, in any case prior to or more than 12 months following a change of control of the Employer, you shall be entitled to severance equal to your annual Base Salary payable over a twelve month period (the “Severance Period”) and payable during the Employer’s normal payroll cycle. In addition, you will receive a pro rata annual bonus based on actual financial results (with any individual modifier reflecting target performance) for the year of termination, and you will receive a pro rata portion of each outstanding LTIP Award payable when the awards would otherwise be payable to similarly situated employees. You shall also be eligible for a health insurance allowance in accordance with the Employer’s policy.

•	In the event of a termination by the Employer without “cause”, excluding death or disability, or by you for “good reason”, in any case at or during the first 12 months following a change of control of the Employer, you shall be entitled to severance equal to two (2) times your annual Base Salary. In addition, you will receive a pro rata annual bonus based on the greater of target or actual financial results (with any individual modifier reflecting target performance) for the year of termination, and your outstanding LTIP Awards will become fully vested. You shall also be eligible for a health insurance allowance in accordance with the Employer’s policy.

•	To the extent that you shall earn compensation during the Severance Period (without regard to when such compensation is paid), the severance payments to be made by the Employer shall be correspondingly reduced.

•	For purposes of this letter, “cause” shall mean: in the event of gross neglect by you of your duties hereunder, your conviction of any felony, your conviction of any lesser crime or offense involving the property of the Employer, the Company or any of their affiliates, willful misconduct by you in connection with the performance of any material portion of your duties hereunder, or any other conduct on your part which would make your continued employment by the Employer materially prejudicial to the best interests of the Employer and/or the Company.

•	For purposes of this letter, “good reason” shall mean: (i) a change by the Employer of your principal place of employment (which shall initially be Neuchatel, Switzerland) more than fifty (50) miles from the Neuchatel, Switzerland metropolitan area, as applicable, without the consent of the Executive, (ii) any reduction by the Employer of your Base Salary, other than a general reduction in Base Salary that affects all senior executives of the Employer in the same proportion, or (iii) a material adverse change in your title, duties, responsibilities or authority; provided, however, that you cannot terminate your employment for good reason unless you have given the Employer written notice of the occurrence of such event within ninety (90) days after such event occurs, the Employer has failed to remedy such reduction within thirty (30) days of receiving such notice, and you terminate employment within ninety (90) days after the end of the Employer’s cure period.

•	You acknowledge that, in the context of your employment with the Employer, you will have access to confidential information of the Employer, the Company and/or their affiliates and that improper use of such confidential information can cause the Employer, the Company and/or their affiliates substantial loss and damage. You will at all times hold confidential any and all information (whether recorded or not and, if recorded, in whatever form, on whatever media and by whomsoever recorded) relating to all or any part of the business, property, assets, activities, products, services, financial affairs, management, administration, customers or clients of the Employer, the Company and/or their affiliates and which is confidential to the Employer, the Company and/or their affiliates, or is treated by the Employer, the Company and/or their affiliates as confidential or might permit the Employer, the Company and/or their affiliates or their customers to obtain a competitive advantage over competitors who do not have access to such information, including in particular (but without limiting the generality of the foregoing) all purchasing policies, marketing information, trade secrets and know-how, proprietary information, inventions and developments, customer lists, business plans, and all other data or information (collectively referred to as the “Confidential Information”). You undertake to use and disclose Confidential Information only to the extent necessary to perform your function and for the exclusive benefit of the Employer and/or the Company, and, in any event, not to disclose any Confidential Information to any person or entity outside the Employer and the Company except under the cover of a confidentiality agreement and with the prior written consent of the Employer or the Company. You further undertake not to disclose to any person or entity, or make use of, any Confidential Information after the termination of your employment with the Employer without the prior written consent of the Employer or the Company. This provision shall not apply to any Confidential Information that the Employer or the Company have voluntarily disclosed to the public or has otherwise legally (i.e., without violation of any confidentiality obligation) entered into the public domain. You agree that the Employer, the Company and/or their affiliates have from time to time in their possession information that is claimed by others to be their exclusive property and that the Employer, the Company and their affiliates have agreed to keep confidential. You agree that all such information shall be Confidential Information for the purpose of this letter agreement. All originals and all copies of all drawings, prints, diagrams, notes, memoranda, and other materials and writings containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (by you or any other persons), and whether or not patentable or subject to copyright protection, shall be the exclusive property of the Employer, the Company or their affiliates and shall be returned to the Employer, the Company or their affiliates upon the termination of your employment with the Employer irrespective of the reason of termination. You represent and warrant that you are not subject to any contractual or statutory restriction or obligation preventing you from adequately performing all of the terms of this letter agreement, and hereby represent and warrant to the Employer and the Company that you have no continuing contractual or statutory obligations to any current or previous client or any other person preventing you from adequately performing all of the terms of this letter agreement or requiring you to refrain from entering into, or performing, your employment in accordance with the terms of this letter agreement. You further represent and warrant that you shall not, in the performance of your employment with the Employer, knowingly and willingly infringe upon any intellectual property rights of third parties. You shall ensure that written copies of Confidential Information that is disclosed to or created by you shall be created, stored and filed in accordance with the written instructions of the Employer and/or the Company. In the event of any breach by you of the provisions of this clause, you acknowledge that money damages alone may not adequately compensate the Employer, the Company and/or their affiliates for breach of any of the covenants and undertakings in this clause and, therefore, agree that in the event of the breach or threatened breach of any such covenant or undertaking, in addition to all other remedies available to the Employer, the Company and/or their affiliates at law, the Employer, the Company and/or their affiliates shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms hereof.

•	Inventions, designs, developments and improvements which you make while performing your employment activity and contractual duties or to which you contribute belong to the Employer, regardless of their protectability. Inventions and designs which you make while performing your employment activity but not during the performance of your contractual duties or to which you contribute are assigned to the Employer without further formalities. You shall inform the Employer of such inventions or designs. The Employer shall inform you in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to you. In case that the invention or the design is not released to you, the Employer shall pay you an adequate compensation within the meaning of Article 332 (4) of the Swiss Code of Obligations. The rights to works of authorship (drafts, models, plans, drawings, texts) which you create while performing your employment activity, whether or not during the performance of your contractual duties, including the right to uses not yet known at this time, are transferred completely and exclusively to the Employer.

•	During your employment and for 12 months thereafter (the “Non-Compete Period”), you shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Employer or the Company or of any of their affiliates (for which you have received material non-public information); you shall not engage in such business on your own account; and you shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this section shall be deemed to prohibit you from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation. You further agrees that while you are employed by the Employer and during the Non-Compete Period, you will not hire or attempt to hire any employee of the Employer or of the Company or any of their affiliates (for which you have received material non-public information), assist in such hiring by any person, encourage any such employee to terminate his or her relationship with the Employer or the Company or any of their affiliates (for which you have received material non-public information), or solicit or encourage any customer or vendor of the Employer or the Company or any of their affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Employer or the Company or any of their affiliates (for which you have received material non-public information). In case of violation of this non-competition clause, you will pay to the Employer liquidated damages in the amount of CHF 100,000 for each instance of violation. The payment of liquidated damages will not discharge you from complying with this non-competition clause. In addition to the payment of liquidated damages and further damages incurred by the Employer and/or the Company, the Employer and/or the Company shall have the right to request specific performance of this non-competition clause and to apply to the courts for injunctive relief.

•	You will be indemnified by the Employer to the maximum extent permitted by Swiss law for your acts and omissions as an employee, officer and/or director of the Employer and/or the Company or any of their affiliates. In addition, you will be a named insured on the Company’s directors and officers liability insurance policy, with coverage no less favorable than that applicable to active executives of the Company for so long as liability may exist.

•	During the period of your employment, the Employer shall provide you with income tax protection benefits under the terms and subject to the conditions set forth in Appendix A.

•	The Employer will pay or reimburse you for the reasonable legal fees that you incur in connection with negotiating and documenting this letter agreement and related documents.

•	You hereby represent and warrant that you are not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by your performance of services hereunder. The validity, interpretations, construction and performance of this agreement shall be governed by the laws of Switzerland without giving effect to conflict of laws principles.

•	If you accept employment with the Employer, you agree to follow the rules and regulations of the Employer and the Company. Please understand that the Employer and the Company reserve the right to modify, supplement and discontinue all policies, rules, benefit plans and programs at any time in their sole discretion.

•	You acknowledge that no other promises or representations were made to you other than as set forth in this letter, and that no other inducement caused you to sign this letter.

We look forward to working with you in your new position.

Very truly yours,

Trisha Rosado

Please indicate your acceptance of this offer by signing in the space below and returning a signed original letter to me.

Accepted:	/s/ Albert Manzone	Date:	01-25-2016

cc:	Ken Martin

Appendix A

Tax Protection

During the period of your employment, the Employer shall provide you with income tax protection benefits such that your net after-tax base salary, bonus and other work-related compensation shall not be less than what you would otherwise receive under your employment with the Employer as if you were employed and resident in Chicago, Illinois, USA. The Employer will not provide income tax protection benefits for income or gains that are unrelated to your employment with the Employer.

You are required to use the tax preparers appointed by the Employer to assist you with your Switzerland and U.S. income tax filings. You agree to fully cooperate with the tax preparers appointed by the Employer and to maintain and file tax information as required. You acknowledge and agree to timely submissions of all tax records, documents, and filings. Any additional taxes, penalties, interest or fines resulting from your incomplete or untimely submissions or failure to pay over estimated or final taxes due will remain your responsibility and will be allocated to you on all tax protection settlement computations.

When your actual U.S. Federal and state tax returns are completed, the tax preparers will calculate your final theoretical U.S. federal and state tax liability. This theoretical tax amount for the year involved is the amount you are tax protected for. If your actual tax on employment compensation for the year exceeds this theoretical amount, the Employer will pay you the difference and any additional tax on the gross-up. You will be responsible for payment of actual U.S. federal, state and Switzerland federal, cantonal and municipal income taxes.